Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
03/08/2012	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD'S FEBRUARY GLOBAL COMPARABLE SALES RISE 7.5%

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 7.5% in February.  Systemwide sales for the month increased 9.4%, or 9.7% in constant currencies. McDonald’s February sales results reflect the benefit of about three percentage points from an extra day due to leap year.  Performance by segment was as follows:

•	U.S. up 11.1%
•	Europe up 4.0%
•	Asia/Pacific, Middle East and Africa up 2.4%

    “The cornerstone of our ongoing sales momentum is our ability to connect with customers and deliver the menu choices, everyday affordability and convenience they expect from McDonald’s,” said McDonald’s Chief Executive Officer Jim Skinner. “We will continue to grow sales by focusing on the key elements of the Plan to Win as we strive to become our customers’ favorite place and way to eat and drink.”
    In the U.S., comparable sales rose 11.1% supported by strong customer demand for Chicken McBites, classic core favorites including Filet-O-Fish, signature beverage offerings, and McDonald’s breakfast line-up.
    Europe posted a 4.0% increase in comparable sales for February led by results in the U.K. and Russia. Severe winter weather in certain markets negatively impacted the segment’s overall February results. Across Europe, performance benefited from compelling value menu offerings, fourth-tier products, limited-time food events and the ongoing benefit of modernized locations that are differentiating the McDonald’s experience.
    Asia/Pacific, Middle East and Africa (APMEA) reported a comparable sales increase of 2.4% for February led by Australia, somewhat offset by Japan and the shift in timing of Chinese New Year. Throughout APMEA, consumers continued to respond favorably to the region’s compelling breakfast and lunch value platforms, great tasting premium menu selections and relevant convenience.

    As previously communicated, while McDonald’s continues to deliver global top-line sales results, the current operating environment includes persistent economic uncertainty, austerity measures in Europe and commodity and labor cost pressures, particularly in the U.S. These challenges are expected to impact the Company’s first quarter operating income growth.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended February 29,	2012	2011	Reported	Currency
McDonald's Corporation	7.5	3.9	9.4	9.7
Major Segments:
U.S.	11.1	2.7	11.8	11.8
Europe	4.0	5.1	3.5	6.7
APMEA*	2.4	4.0	10.5	6.7

Year-To-Date February 29,
McDonald's Corporation	7.1	4.6	8.9	9.4
Major Segments:
U.S.	9.5	2.9	10.2	10.2
Europe	4.0	6.1	3.2	6.7
APMEA*	5.0	4.6	13.2	9.4
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation.  Growth in comparable sales is driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In February 2012, this calendar shift/trading day adjustment consisted of one additional trading day (a Wednesday) compared with February 2011 due to 2012 being a leap year. The resulting adjustment varied by area of the world, ranging from approximately 3.1% to 3.4%. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications
    Don Thompson, President and Chief Operating Officer, and Pete Bensen, Executive Vice President and Chief Financial Officer, will speak at 8:00 a.m. (Eastern Time) at the UBS Global

Consumer Conference in Boston on March 14, 2012.  This discussion will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
    McDonald’s tentatively plans to release first quarter results before the market opens on April 20, 2012 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
    McDonald’s is the world’s leading global foodservice retailer with more than 33,000 locations serving nearly 68 million customers in 119 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.
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